EXHIBIT 99.1

O'Reilly Automotive, Inc. Reports Fourth Quarter and Full-Year 2011 Results

  Full-year comparable store sales increase of 4.6%
  Annual adjusted operating margin improves 133 bps to 14.9%
  Full-year adjusted diluted EPS increased 25% to $3.81
  134% increase in full-year free cash flow to $791 million

SPRINGFIELD, Mo., Feb. 8, 2012 (GLOBE NEWSWIRE) -- O'Reilly Automotive, Inc. (the "Company" or "O'Reilly") (Nasdaq:ORLY), a leading retailer in the automotive aftermarket industry, today announced record revenues and earnings for its fourth quarter and year ended December 31, 2011. The results represent 19 consecutive years of comparable store sales growth and record revenue and operating income for O'Reilly since becoming a public company in April of 1993.

4th Quarter Financial Results

Sales for the fourth quarter ended December 31, 2011, increased $81 million, or 6%, to $1.39 billion from $1.31 billion for the same period one year ago. Gross profit for the fourth quarter increased to $695 million (or 49.9% of sales) from $637 million (or 48.6% of sales) for the same period one year ago, representing an increase of 9%. Selling, general and administrative expenses ("SG&A") for the fourth quarter increased to $491 million (or 35.3% of sales) from $472 million (or 36.1% of sales) for the same period one year ago, representing an increase of 4%. Operating income for the fourth quarter increased to $207 million (or 14.9% of sales) from $164 million (or 12.5% of sales) for the same period one year ago, representing an increase of 26%.

Net income for the fourth quarter ended December 31, 2011, increased $17 million, or 16%, to $123 million (or 8.8% of sales) from $106 million (or 8.1% of sales) for the same period one year ago. Diluted earnings per common share for the fourth quarter increased 27% to $0.94 on 130 million shares versus $0.74 for the same period one year ago on 143 million shares.

The Company's results for the fourth quarter ended December 31, 2011, included nonrecurring income related to a settlement between the Securities and Exchange Commission and a former CSK Auto Corporation ("CSK") officer that resulted in the reimbursement to CSK of $3 million ($2 million, net of tax) of incentive-based compensation and stock sale profits previously received by the officer. This "clawback" amount was included in "Operating income" on the Company's Consolidated Statements of Income for the fourth quarter ended December 31, 2011. As previously announced, the Company's results for the fourth quarter ended December 31, 2010, included a nonrecurring, non-operating gain of $12 million ($7 million, net of tax) related to the settlement of a note receivable acquired in the acquisition of CSK. The note was favorably settled for a gain in the fourth quarter of 2010. The gain related to the settlement of this note receivable was included in "Other income (expense)" on the Company's Consolidated Statements of Income for the fourth quarter ended December 31, 2010. The results discussed in the paragraph below are adjusted for these nonrecurring items for the fourth quarters ended December 31, 2011 and 2010, and are reconciled in the table accompanying this release.

Adjusted operating income for the fourth quarter ended December 31, 2011, increased 24% to $204 million (or 14.7% of sales) from $164 million (or 12.5% of sales) for the same period one year ago. Adjusted net income for the fourth quarter ended December 31, 2011, increased 23%, to $121 million (or 8.7% of sales) from $99 million (or 7.5% of sales) for the same period one year ago. Adjusted diluted earnings per common share, for the fourth quarter ended December 31, 2011, increased 35% to $0.93 from $0.69 for the same period one year ago.

"We are pleased to report another quarter of solid financial results," stated Greg Henslee, CEO and Co-President of the Company. "As a result of our continued efforts to profitably grow sales, along with our culture of strict expense control, we generated a fourth quarter increase in comparable store sales of 3.3% while also increasing our adjusted operating margin to 14.7%, a 214 basis-point improvement over the fourth quarter last year. For the year, we generated a comparable store sales increase of 4.6%, and we expect to continue these strong results in 2012 with comparable store sales guidance of 3% to 6%. For the full year, we generated a record 14.9% adjusted operating margin, and we expect to achieve an operating margin of 15% in 2012, a year earlier than our 2013 goal. Our continued success is the direct result of our Team Members' commitment to providing the highest level of service to our customers every day. I want to thank Team O'Reilly for your dedication and hard work and congratulate you on another great year."

Full-Year Financial Results

Sales for the year ended December 31, 2011, increased $391 million, or 7%, to $5.79 billion from $5.40 billion for the same period one year ago. Gross profit for the year ended December 31, 2011, increased to $2.84 billion (or 49.0% of sales) from $2.62 billion (or 48.6% of sales) for the same period one year ago, representing an increase of 8%. SG&A for the year ended December 31, 2011, increased to $1.97 billion (or 34.1% of sales) from $1.89 billion (or 35.0% of sales) for the same period one year ago, representing an increase of 5%. Operating income for the year ended December 31, 2011, increased to $867 million (or 15.0% of sales) from $713 million (or 13.2% of sales) for the same period one year ago, representing an increase of 22%.

Net income for the year ended December 31, 2011, increased $88 million, or 21%, to $508 million (or 8.8% of sales) from $419 million (or 7.8% of sales) for the same period one year ago. Diluted earnings per common share for the year ended December 31, 2011, increased 26% to $3.71 on 137 million shares versus $2.95 for the same period one year ago on 142 million shares.

The Company's results for the year ended December 31, 2011, included one-time charges associated with the new financing transactions the Company completed in January of 2011, as well as the former CSK officer clawback discussed above. The one-time charges associated with the new financing transactions included a non-cash charge to write off the balance of debt issuance costs related to the Company's previous credit facility in the amount of $22 million ($13 million, net of tax) and a charge related to the termination of the Company's interest rate swap agreements in the amount of $4 million ($3 million, net of tax). The charges related to the Company's new financing transactions were included in "Other income (expense)" on the Company's Consolidated Statements of Income for the year ended December 31, 2011. The former CSK officer clawback, discussed above, was included in "Operating income" on the Company's Consolidated Statements of Income for the year ended December 31, 2011. As previously announced, the Company's results for the year ended December 31, 2010, included a charge related to the legacy United States Department of Justice ("DOJ") investigation of CSK into CSK's pre-acquisition historical accounting practices, as well as the gain related to the settlement of a note receivable acquired in the CSK acquisition discussed above. The Company accrued $21 million during 2010 in anticipation of executing a Non-Prosecution Agreement ("NPA") among the DOJ, CSK and O'Reilly and paying a one-time monetary penalty of $21 million. During the third quarter of 2011, the NPA was executed and the previously recorded, one-time $21 million penalty was paid to the DOJ on behalf of CSK. The charge related to the legacy CSK DOJ investigation was included in "Operating income" on the Company's Consolidated Statements of Income for the year ended December 31, 2010. The gain related to the settlement of the note receivable, discussed above, was included in "Other income (expense)" on the Company's Consolidated Statements of Income for the year ended December 31, 2010. The results discussed in the paragraph below are adjusted for these nonrecurring items for the years ended December 31, 2011 and 2010, and are reconciled in the table accompanying this release.

Adjusted operating income for the year ended December 31, 2011, increased 18% to $864 million (or 14.9% of sales) from $734 million (or 13.6% of sales) for the same period one year ago. Adjusted net income for the year ended December 31, 2011, increased 21% to $522 million (or 9.0% of sales) from $433 million (or 8.0% of sales) for the same period one year ago. Adjusted diluted earnings per common share for the year ended December 31, 2011, increased 25% to $3.81 from $3.05 for the same period one year ago.

Commenting on O'Reilly's full-year results, Mr. Henslee added, "We are very proud of the success we achieved in decreasing our net inventory investment by over $420 million for the year. This working capital improvement, along with lower capital expenditures during the year, generated $791 million in free cash flow. During the year, we generated significant shareholder value through our share buyback program by repurchasing over 15 million of our shares for a total investment of almost $1 billion, and we expect to continue to prudently execute our buyback program during 2012. I would like to again thank all of Team O'Reilly for their continued contribution to our Company's successes, and we look forward to the opportunities 2012 will bring."

Ted Wise, COO and Co-President stated, "During 2011, we expanded into our 39th state, completed the acquired CSK store interior resets to the O'Reilly format, converted the CSK exterior signs to the O'Reilly Brand and opened 170 net, new stores, which increased our store count to 3,740. Our outlook for 2012 includes the continued expansion of our store base with the opening of 180 new stores along with the relocation or renovation of nearly 50 existing stores. We continue to open stores in both existing and new markets and have maintained our focus on rapidly growing professional service provider business in the western states. Our Team Members' commitment to superior service levels was the foundation for our 4.6% comparable store sales increase during 2011, which was on top of an extremely strong comparable store sales increase of 8.8% last year, and we look to continue this solid growth in 2012."

Share Repurchase Program

On January 11, 2011, the Company's Board of Directors authorized a $500 million share repurchase program. The Company's Board of Directors approved resolutions to increase the authorization under the share repurchase program by an additional $500 million on August 5, 2011, and an additional $500 million on November 16, 2011, raising the cumulative authorization under the share repurchase program to $1.5 billion. During the fourth quarter ended December 31, 2011, the Company repurchased 1.8 million shares of its common stock at an average price per share of $75.60, for a total investment of $136 million. During the year ended December 31, 2011, the Company repurchased 15.9 million shares of its common stock at an average price per share of $61.49, for a total investment of $976 million. Subsequent to the end of the fourth quarter and through the date of this release, the Company repurchased an additional 0.1 million shares of its common stock at an average price per share of $79.45, for a total investment of $10 million. As of the date of this release, the Company had approximately $514 million remaining under its share repurchase program.

4thQuarter and Full-Year Comparable Store Sales Results

Comparable store sales are calculated based on the change in sales for stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores and sales to team members. Comparable store sales increased 3.3% for the fourth quarter ended December 31, 2011, versus 9.2% for the same period one year ago. Comparable store sales increased 4.6% for the year ended December 31, 2011, versus 8.8% for the same period one year ago.

1st Quarter and Full-Year 2012 Guidance

The table below outlines the Company's guidance for selected first quarter and full-year 2012 financial data:

	Three Months Ending	Year Ending
	March 31, 2012	December 31, 2012
New store openings		180
Comparable store sales	4% to 6%	3% to 6%
Total revenue		$6.15 billion to $6.25 billion
Gross profit margin		48.9% to 49.3%
Operating margin		15.0% to 15.5%
Diluted earnings per share (1)	$0.99 to $1.03	$4.27 to $4.37
Capital expenditures		$315 million to $345 million
Free cash flow (2)		$600 million to $650 million
(1) Weighted-average shares outstanding, assuming dilution, used in the denominator of this calculation, includes share repurchases made by the Company through the date of this release.
(2) Calculated as net cash flows provided by operating activities less capital expenditures for the period.

Non-GAAP Information

This release contains certain financial information not derived in accordance with United States generally accepted accounting principles ("GAAP"). These items include adjusted operating income, adjusted net income, adjusted diluted earnings per common share, free cash flow, and rent-adjusted debt to adjusted earnings before interest, taxes, depreciation, amortization, stock option compensation and rent ("EBITDAR"). The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. The Company believes that the presentation of financial results and estimates excluding the impact of the non-cash charge to write off the balance of debt issuance costs, the charge related to the termination of interest rate swap agreements, the former CSK officer clawback, the charges related to the legacy CSK DOJ investigation, the nonrecurring, non-operating gain related to the settlement of a note receivable acquired in the acquisition of CSK, as well as the presentation of adjusted debt to adjusted EBITDAR and free cash flow, provide meaningful supplemental information to both management and investors that is indicative of the Company's core operations. The Company excludes these items in judging its performance and believes this non-GAAP information is useful to investors as well. The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the accompanying reconciliation table.

Earnings Conference Call Information

The Company will host a conference call on Thursday, February 9, 2012, at 10:00 a.m. central time to discuss its results as well as future expectations. Investors may listen to the conference call live on the Company's website at www.oreillyauto.com by clicking on "Investor Relations" and then "News Room". Interested analysts are invited to join our call. The dial-in number for the call is (706) 679-5789; the conference call identification number is 40239387. A replay of the call will be available on the Company's website following the conference call.

About O'Reilly Automotive, Inc.

O'Reilly Automotive, Inc. is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets. Founded in 1957 by the O'Reilly family, the Company operated 3,740 stores in 39 states as of December 31, 2011.

The O'Reilly Automotive, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5430

Forward-Looking Statements

The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  You can identify these statements by forward-looking words such as "expect," "believe," "anticipate," "should," "plan," "intend," "estimate," "project," "will" or similar words.  In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing among other things, expected growth, store development, integration and expansion strategy, business strategies, future revenues and future performance.  These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results.  Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, competition, product demand, the market for auto parts, the economy in general, inflation, consumer debt levels, governmental regulations, the Company's increased debt levels, credit ratings on the Company's public debt, the Company's ability to hire and retain qualified employees, risks associated with the performance of acquired businesses such as CSK, weather, terrorist activities, war and the threat of war.  Actual results may materially differ from anticipated results described or implied in these forward-looking statements.  Please refer to the "Risk Factors" section of the annual report on Form 10-K for the year ended December 31, 2010, for additional factors that could materially affect the Company's financial performance.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
	December 31, 2011	December 31, 2010
	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$ 361,552	$ 29,721
Accounts receivable, net	135,149	121,807
Amounts receivable from vendors	68,604	61,845
Inventory	1,985,748	2,023,488
Deferred income taxes	--	33,877
Other current assets	56,557	30,514
Total current assets	2,607,610	2,301,252

Property and equipment, at cost	3,026,996	2,705,434
Less: accumulated depreciation and amortization	933,229	775,339
Net property and equipment	2,093,767	1,930,095

Notes receivable, less current portion	10,889	18,047
Goodwill	743,907	743,975
Other assets, net	44,328	54,458
Total assets	$ 5,500,501	$ 5,047,827

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$ 1,279,294	$ 895,736
Self-insurance reserves	53,155	51,192
Accrued payroll	52,465	52,725
Accrued benefits and withholdings	41,512	45,542
Deferred income taxes	1,990	--
Income taxes payable	--	4,827
Other current liabilities	150,932	177,505
Current portion of long-term debt	662	1,431
Total current liabilities	1,580,010	1,228,958

Long-term debt, less current portion	796,912	357,273
Deferred income taxes	88,864	68,736
Other liabilities	189,864	183,175

Shareholders' equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000 Issued and outstanding shares – 127,179,792 as of December 31, 2011, 141,025,544 as of December 31, 2010	1,272	1,410
Additional paid-in capital	1,110,105	1,141,749
Retained earnings	1,733,474	2,069,496
Accumulated other comprehensive loss	--	(2,970)
Total shareholders' equity	2,844,851	3,209,685
Total liabilities and shareholders' equity	$ 5,500,501	$ 5,047,827
Note: The balance sheet at December 31, 2010, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Note)
Sales	$ 1,391,307	$ 1,310,330	$ 5,788,816	$ 5,397,525
Cost of goods sold, including warehouse and distribution expenses	696,610	673,733	2,951,467	2,776,533
Gross profit	694,697	636,597	2,837,349	2,620,992
Selling, general and administrative expenses	490,584	472,461	1,973,381	1,887,316
Former CSK officer clawback	(2,798)	--	(2,798)	--
Legacy CSK DOJ investigation charge	--	--	--	20,900
Operating income	206,911	164,136	866,766	712,776

Other income (expense):
Interest expense	(9,459)	(7,492)	(28,165)	(39,273)
Interest income	625	532	2,245	1,941
Write-off of asset-based revolving credit facility debt issuance costs	--	--	(21,626)	--
Termination of interest rate swap agreements	--	--	(4,237)	--
Gain on settlement of note receivable	--	11,639	--	11,639
Other, net	(489)	445	790	2,290
Total other income (expense)	(9,323)	5,124	(50,993)	(23,403)
Income before income taxes	197,588	169,260	815,773	689,373
Provision for income taxes	74,600	63,500	308,100	270,000
Net income	$ 122,988	$ 105,760	$ 507,673	$ 419,373

Earnings per share-basic:
Earnings per share	$ 0.96	$ 0.76	$ 3.77	$ 3.02
Weighted-average common shares outstanding – basic	128,087	139,850	134,667	138,654

Earnings per share-assuming dilution:
Earnings per share	$ 0.94	$ 0.74	$ 3.71	$ 2.95
Weighted-average common shares outstanding – assuming dilution	130,405	143,203	136,983	141,992

Note: The income statement for the year ended December 31, 2010, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Year Ended
	December 31,
	2011	2010
	(Unaudited)	(Note)
Operating activities:
Net income	$ 507,673	$ 419,373
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	165,880	161,442
Amortization of debt discount, premium and issuance costs	1,797	7,852
Write-off of asset-based revolving credit facility debt issuance costs	21,626	--
Excess tax benefit from stock options exercised	(22,985)	(18,587)
Deferred income taxes	54,120	99,257
Gain on settlement of note receivable	--	(11,639)
Share-based compensation programs	20,579	16,973
Other	8,292	6,893
Changes in operating assets and liabilities:
Accounts receivable	(21,219)	(21,748)
Inventory	37,740	(110,271)
Accounts payable	383,632	82,574
Income taxes payable	(8,625)	15,346
Other	(29,519)	56,222
Net cash provided by operating activities	1,118,991	703,687

Investing activities:
Purchases of property and equipment	(328,319)	(365,419)
Proceeds from sale of property and equipment	2,715	2,124
Payments received on notes receivable	5,435	17,364
Other	516	(5,346)
Net cash used in investing activities	(319,653)	(351,277)

Financing activities:
Proceeds from borrowings on asset-based revolving credit facility	42,400	548,700
Payments on asset-based revolving credit facility	(398,400)	(871,500)
Proceeds from the issuance of long-term debt	795,963	--
Payment of debt issuance costs	(9,942)	--
Principal payments on debt and capital leases	(1,443)	(108,527)
Repurchases of common stock	(976,632)	--
Excess tax benefit from stock options exercised	22,985	18,587
Net proceeds from issuance of common stock	57,562	63,116
Net cash used in financing activities	(467,507)	(349,624)
Net increase in cash and cash equivalents	331,831	2,786
Cash and cash equivalents at beginning of period	29,721	26,935
Cash and cash equivalents at end of period	$ 361,552	$ 29,721

Supplemental disclosures of cash flow information:
Income taxes paid	$ 252,769	$ 154,146
Interest paid, net of capitalized interest	13,350	31,211

Note: The cash flow statement for the year ended December 31, 2010, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. Certain prior period amounts have been reclassified to conform to current period presentation.

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION
(Unaudited)

			For the Year Ended
			December 31,
(In thousands, except adjusted debt to adjusted EBITDAR ratio)			2011	2010
Debt			$ 797,574	$ 358,704
Add: Letters of credit			59,917	71,206
Discount on senior notes			3,683	--
Rent times six			1,385,382	1,361,274
Adjusted debt			$ 2,246,556	$ 1,791,184
Adjusted net income (1)			$ 522,027	$ 433,058
Add: Interest expense			28,165	39,273
Taxes (2)			316,811	265,576
Adjusted EBIT			867,003	737,907
Add: Depreciation and amortization			165,880	161,442
Rent expense			230,897	226,879
Share-based compensation expense			20,579	14,947
Adjusted EBITDAR			$ 1,284,359	$ 1,141,175
Adjusted debt to adjusted EBITDAR			1.75	1.57

			For the Year Ended December 31,
			2011	2010
Selected Balance Sheet Ratios:
Inventory turnover (3)			1.5	1.4
Inventory turnover, net of payables (4)			3.4	2.5
Average inventory per store (in thousands) (5)			$ 531	$ 567
Accounts payable to inventory (6)			64.4%	44.3%
Debt-to-capital (7)			21.9%	10.1%
Return on equity (8)			17.4%	14.4%
Return on assets (9)			9.7%	8.7%

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Selected Financial Information (in thousands):
Capital expenditures	$ 85,008	$ 88,956	$ 328,319	$ 365,419
Free cash flow (10)	$ 193,834	$ 22,168	$ 790,672	$ 338,268
Depreciation and amortization	$ 43,139	$ 40,711	$ 165,880	$ 161,442
Interest expense	$ 9,459	$ 7,492	$ 28,165	$ 39,273
Lease and rental expense	$ 58,743	$ 56,967	$ 230,897	$ 226,879

Store and Team Member Information:
	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Beginning store count	3,707	3,536	3,570	3,421
New stores opened	34	35	183	156
Stores closed	(1)	(1)	(13)	(7)
Ending store count	3,740	3,570	3,740	3,570

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Team members	49,324	46,858	49,324	46,858
Square footage (in thousands)	26,530	25,315	26,530	25,315
Sales per weighted-average store (in thousands) (11)	$ 369	$ 365	$ 1,566	$ 1,527
Sales per weighted-average square foot (12)	$ 52.04	$ 51.44	$ 220.69	$ 215.58

(1) Amount for the year ended December 31, 2011, excludes charges related to the write off of the balance of debt issuance costs related to the Company's previous credit facility in the amount of $22 million ($13 million, net of tax) and the termination of the Company's interest rate swap agreements in the amount of $4 million ($3 million, net of tax), and the former CSK officer clawback in the amount of $3 million ($2 million, net of tax). Amount for the year ended December 31, 2010, excludes the previously disclosed charges related to the CSK DOJ investigation in the amount of $21 million and the previously disclosed nonrecurring, non-operating gain related to the settlement of a CSK note receivable in the amount of $12 million ($7 million, net of tax).
(2) Amount for the year ended December 31, 2011, excludes the tax impact of the write off of the balance of debt issuance costs related to the Company's previous credit facility, the termination of the Company's interest rate swap agreements and the former CSK officer clawback. Amount for the year ended December 31, 2010 excludes the tax impact of the previously disclosed nonrecurring, non-operating gain related to the settlement of a CSK note receivable.
(3) Calculated as cost of sales for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the denominator.
(4) Calculated as cost of sales for the last 12 months divided by average net inventory. Average net inventory is calculated as the average of inventory less accounts payable for the trailing four quarters used in determining the denominator.
(5) Calculated as inventory divided by store count at the end of the reported period.
(6) Calculated as accounts payable divided by inventory.
(7) Calculated as the sum of long-term debt and current portion of long-term debt, divided by the sum of long-term debt, current portion of long-term debt and shareholders' equity.
(8) Calculated as the last 12 months adjusted net income, as defined in footnote (1), divided by average shareholders' equity. Average shareholders' equity is calculated as the average of shareholders' equity for the trailing four quarters used in determining the denominator.
(9) Calculated as the last 12 months adjusted net income, as defined in footnote (1), divided by average total assets. Average total assets are calculated as the average total assets for the trailing four quarters used in determining the denominator.
(10) Calculated as net cash flows provided by operating activities less capital expenditures for the period.
(11) Calculated as total sales less jobber sales, divided by weighted-average stores. Weighted-average sales per store are weighted to consider the approximate dates of store openings or expansions.
(12) Calculated as total sales less jobber sales, divided by weighted-average square feet. Weighted-average sales per square foot are weighted to consider the approximate dates of store openings or expansions.

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(Unaudited)
	For the Three Months Ended December 31,				For the Year Ended December 31,
(In thousands, except per share data)	2011		2010		2011		2010
GAAP operating income	$ 206,911	14.9%	$ 164,136	12.5%	$ 866,766	15.0%	$ 712,776	13.2%
Former CSK officer clawback	(2,798)	(0.2) %	--	-- %	(2,798)	(0.1) %	--	-- %
Legacy CSK DOJ investigation charge	--	-- %	--	--%	--	-- %	20,900	0.4%
Non-GAAP adjusted operating income	$ 204,113	14.7%	$ 164,136	12.5%	$ 863,968	14.9%	$ 733,676	13.6%

GAAP net income	122,988	8.8%	$ 105,760	8.1%	$ 507,673	8.8%	$ 419,373	7.8%
Write-off of asset-based revolving credit facility debt issuance costs, net of tax	--	-- %	--	-- %	13,458	0.2%	--	-- %
Termination of interest rate swap agreements, net of tax	--	-- %	--	-- %	2,637	-- %	--	-- %
Former CSK officer clawback, net of tax	(1,741)	(0.1)%	--	-- %	(1,741)	-- %	--	-- %
Legacy CSK DOJ investigation charge	--	-- %	--	-- %	--	-- %	20,900	0.4%
Gain on settlement of note receivable, net of tax	--	-- %	(7,215)	(0.6)%	--	-- %	(7,215)	(0.2)%
Non-GAAP adjusted net income	$ 121,247	8.7%	$ 98,545	7.5%	$ 522,027	9.0%	$ 433,058	8.0%

GAAP diluted earnings per share	$ 0.94		$ 0.74		$ 3.71		$ 2.95
Write-off of asset-based revolving credit facility debt issuance costs, net of tax	--		--		0.09		--
Termination of interest rate swap agreements, net of tax	--		--		0.02		--
Former CSK officer clawback, net of tax	(0.01)		--		(0.01)		--
Legacy CSK DOJ investigation charge	--		--		--		0.15
Gain on settlement of note receivable, net of tax	--		(0.05)		--		(0.05)
Non-GAAP adjusted diluted earnings per share	$ 0.93		$ 0.69		$ 3.81		$ 3.05

Weighted-average common shares outstanding – assuming dilution	130,405		143,203		136,983		141,992

							For the Year Ended
							December 31,
(In thousands, except adjusted debt to adjusted EBITDAR ratio)							2011	2010
GAAP debt							$ 797,574	$ 358,704
Add: Letters of credit							59,917	71,206
Discount on senior notes							3,683	--
Rent times six							1,385,382	1,361,274
Non-GAAP adjusted debt							$2,246,556	$ 1,791,184

GAAP net income							$ 507,673	$ 419,373
Write-off of asset-based revolving credit facility debt issuance costs, net of tax							13,458	--
Termination of interest rate swap agreements, net of tax							2,637	--
Former CSK officer clawback, net of tax							(1,741)	--
Legacy CSK DOJ investigation charge							--	20,900
Gain on settlement of note receivable, net of tax							--	(7,215)
Non-GAAP adjusted net income							522,027	433,058
Add: Interest expense							28,165	39,273
Taxes, net of impact of debt issuance costs write off, swap agreements termination, former CSK officer clawback and gain on settlement of note receivable							316,811	265,576
Adjusted EBIT							867,003	737,907

Add: Depreciation and amortization							165,880	161,442
Rent expense							230,897	226,879
Share-based compensation expense							20,579	14,947
Adjusted EBITDAR							$1,284,359	$ 1,141,175
Adjusted debt to adjusted EBITDAR							1.75	1.57

CONTACT: Investor & Media Contact
         Mark Merz (417) 829-5878